Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

January 30, 2014

VERIZON COMMUNICATIONS INC.

$500,000,000 5.90% Notes due 2054

Issuer:	Verizon Communications Inc. (the “Company”)

Title of Securities:	5.90% Notes due 2054 (the “Notes”)

Trade Date:	January 30, 2014

Settlement Date (T+5):	February 6, 2014

Maturity Date:	February 15, 2054

Aggregate Principal Amount Offered:	$500,000,000

Over-allotment Option:	None

Price to Public (Issue Price):	$25.00 per Note plus accrued interest, if any, from February 6, 2014

Underwriting Discount:	$0.7875 per Note for retail orders; $12,600,000 total $0.5000 per Note for institutional orders; $2,000,000 total

Price to Verizon:	97.080%

Interest Rate:	5.90% per annum

Interest Payment Dates:	Quarterly on each February 15, May 15, August 15 and November 15, commencing May 15, 2014

Denominations:	Minimum of $25 and integral multiples thereof

Optional Redemption:	Not redeemable prior to February 15, 2019. On or after February 15, 2019 the Notes will be redeemable on not less than 30 nor more than 60 days’ notice given as provided in the Indenture, as a whole or in part, at the option of the Company at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

CUSIP / ISIN:	92343V 302 / US92343V3024

Representatives:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Allocation:

Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$118,333,350
Morgan Stanley & Co. LLC	118,333,325
Wells Fargo Securities, LLC	118,333,325
RBC Capital Markets, LLC	20,000,000
Drexel Hamilton, LLC	15,000,000
Lebenthal & Co., LLC	15,000,000
Loop Capital Markets LLC	15,000,000
Samuel A. Ramirez & Company, Inc.	15,000,000
Barclays Capital Inc.	5,000,000
Citigroup Global Markets Inc.	5,000,000
J.P. Morgan Securities LLC	5,000,000
Raymond James & Associates, Inc.	5,000,000
Blaylock Robert Van, LLC	5,000,000
C.L. King & Associates, Inc.	5,000,000
CastleOak Securities, L.P.	5,000,000
Guzman & Company	5,000,000
The Williams Capital Group, L.P.	5,000,000
Muriel Siebert & Co., Inc.	5,000,000
Mischler Financial Group, Inc.	5,000,000
MFR Securities, Inc.	5,000,000
Great Pacific Securities	5,000,000

$500,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated January 30, 2014; Prospectus dated January 30, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-800-584-6837 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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